EXHIBIT 99.1

Final Transcript

Conference Call Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

Event Date/Time: Oct. 21. 2004 / 4:30PM ET
Event Duration: 1 hr 1 min

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Final Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

CORPORATE PARTICIPANTS

  Warren Edwards
  Affiliated Computer Services Inc. — CFO, EVP

  Jeff Rich
  Affiliated Computer Services Inc. — CEO

  Mark King
  Affiliated Computer Services Inc. — President, COO

CONFERENCE CALL PARTICIPANTS

  Dris Upitis
  Credit Suisse First Boston — Analyst

  Jim Kissane
  Bear Stearns — Analyst

  Adam Frisch
  UBS — Analyst

  David Tolgut (ph)
  Morgan Stanley — Analyst

  Moshi Katri
  SG Cohen — Analyst

  Cindy Shaw
  Schwab Soundview — Analyst

  Bryan Keane
  Prudential Securities — Analyst

  Lou Miscioscia
  Lehman Brothers — Analyst

  George Price
  Legg Mason — Analyst

  Laura Lederman
  William Blair — Analyst

  David Grossman
  Thomas Weisel Partners — Analyst

  Greg Gould
  Goldman Sachs — Analyst

PRESENTATION

Operator

     Good afternoon. Welcome to the ACS first quarter fiscal year 2005 conference call. Today’s call will consist of prepared statements by ACS, followed by a question-and-answer period. All participants will be able to listen only until the question and answer session. The call is web cast live on the Company’s website and available for replay purposes. If you have any objections you may disconnect at this time. Leading today’s conference is Mr. Jeff Rich, Chief Executive Officer. Also speaking are today Mr. Mark King, President and Chief Operating Officer, and Mr. Warren Edwards, Executive Vice President and Chief Financial Officer. Mr. Edwards you may begin, sir.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     Good afternoon and thank you for joining us today to discuss our first quarter results of fiscal year 2005. As always, I must caution everyone that this call may contain forward-looking statements within the meaning of the Federal Securities laws, and may include statements concerning the Company’s outlook for fiscal year 2005 and beyond, overall and business line growth, and revenue and expansion trends and other statements of expectations concerning matters that are not historical facts. As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to different materially from those expressed in or implied by these statements. Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC website, from the ACS website, or from ACS’s investor relations. We have also provided a presentation on our website that we will refer to during our discussion.

In addition, we will reference certain non-generally accepted accounting principle financial measures, which we believe provide useful information for investors. We have posted both the presentation and the reconciliation of those measures to generally accepted accounting principals on the investor relations page of our website at www.acs-inc.com. I will now turn it over to Jeff Rich, our Chief Executive Officer, who will give you a summary of the significant events during the quarter.

Jeff Rich - Affiliated Computer Services Inc. — CEO

Thank you, Warren, and good afternoon.

Turning to slide number one of our web presensation, fiscal 2005 started off with strong financial results. First quarter fiscal year 2005 revenue of $1.05 billion, was above the high end of our

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Final Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

estimate. The first quarter operating margin was the highest we have ever reported, at 14.8%, and was up significantly year-over-year, due primarily to the sale of our Federal business last year. Diluted earnings per share for the first quarter of fiscal 2005 was 72 cents per share and at the top end of our range. Operating and free cash flow set first quarter records.

Please turn to slide number two and we will discuss revenue in more detail. Our revenue performance this quarter represented total year-over-year growth of 22%, when excluding revenues from our divested Federal business in the prior period. Internal revenue growth was slightly better than expected this quarter, at 11%. Internal revenue growth continued to be very strong in our commercial segment at 22%, but, as expected, declined in our Government segment to 4%. We do expect to have another weak quarter of internal revenue growth in the Government segment due to grow over issues before rebounding in the second half of fiscal 2005.

Moving on to slide number three, diluted earnings per share increased 16%, to 72 cents for the first quarter, compared to 62 cents reported in the prior year period. I should remind everyone that in last year’s first quarter, we did have a formal plan to sell the majority of our Federal business, which resulted in discontinuing depreciation and amortization expense on those assets held for sale. This discontinuance added 2 cents per share to first quarter results in fiscal 2004. Excluding this impact, diluted earnings per share for the first quarter of fiscal 2005 grew 20%, which is more in line with the revenue growth trend.

Turning to slide number four, both operating and free cash flow were first quarter records. You should recall that our first quarter cash flow is seasonly our lightest quarter due to the timing of the annual incentive payments. Operating cash flow during the first quarter was $119 million or approximately 11.4% of revenue, which is double the cash generated in the prior year. Free cash flow was also very strong at $48 million, compared to $9 million in the prior-year quarter. I should also note that this quarter’s cash flow was adversely impacted by $40 million of bonus payments, which is normal, and also the $10 million stock option litigation settlement, which is not normal.

Moving on to slide number 5, you can see that annualized recurring new business signings for the first quarter were $127 million, which was disappointing, given our bullish expectations for strong bookings in this quarters. Our commercial signings were lighter than normal this quarter, due to signing delays. While we are frustrated by the timing issues, we are extremely excited about our awarded deals in Q2. We have already been awarded deals that aggregate $125 million of annualized recurring revenue. In addition, we expect more awards this quarter, and signings beyond that and expect any Q1 shortfall in new business will be more than made up with robust signings in Q2.

In reviewing our first quarter bookings in more detail, you see that BPO continues to dominate. In fact 89% of total new business signed were BPO wins. Commercial accounted for approximately $60 million of quarterly bookings, which is off from the torrid pace achieved in the last several quarters. Our government business actually had another solid quarter of $67 million of signing, the second in a row. Signings during the first quarter included add-on work for our Texas Medicaid client, BPO award for the Center for Medicare and Medicaid Services, and claims processing for the Maryland Department of Health and Mental Hygiene. In addition, we added to our commercial base with new work from Nextel, Aetna, Nike, Scott, and General Electric.

Moving on to slide number six, let me review our closed acquisitions during the first quarter. During last quarter’s conference call, we discussed the Heritage Information Systems acquisition, that closed in early July. Heritage strengthens our state pharmacy benefit management offering with a fantastic prior authorization system. In fact, we have already signed two new states to this service offering, and renewed two others with this as an added service. In August, we added an applications management service offering through the acquisition of BlueStar Solutions. This acquisition was a natural extension of our existing IT outsourcing suite of services. BlueStar had trailing revenue of $50 million, and we paid approximately $73 million. With SAP and JP Edwards applications management expertise, BlueStar was on our winning team for the McDonald’s, and Miller brewing IT outsourcing contracts that we signed during late fiscal 2004. Now let me give you an update on a few legal issues.

Please turn to slide number seven. As it relates to the Hanscom [ph] and Tier Technology Department of Justice investigation, there are really no new developments to report. Both investigations are ongoing, and we are, of course, continuing to cooperate. As it relates to our Florida workforce contracts, there are two developments since June 30 that are worth noting.

First, I am pleased to announce we have settled all financial issues with Miami Dade County related to the contract that ended in June of 2003, and the settlement is fully reflected in our first quarter financials. Second, as noted in the recently filed 10-K, we are responding to a DOJ document subpoena we received this quarter related to a Pinellas County workforce contract that expired in 2001. We do anticipate that we will receive additional subpoenas for information in other Florida workforce regions as a result of the Florida AWI report issued last February. As you know, we resolved the issues with the AWI, but because Federal funds are involved we will have to satisfy the DOJ as well.

The last legal issue is one we have previously discussed and announced, and that is the longstanding stock options litigation related to the formation of the Company. The $10 million settlement was accrued in last year’s fourth quarter, and it did adversely impact this quarter’s cash flow, but we are pleased to finally put this long-standing issue to rest. Now turning to slide

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Final Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

number 8, I would like to spend a few minutes discussing where our focus will be in the second quarter.

First and foremost, we are very focused on our new business opportunities which are very significant. Although I don’t mean to steal all of Mark’s thunder, I am very excited about these new business prospects because our pipeline exceeds $1.2 billion annualized recurring revenue. I cannot remember a time in our history where our pipeline has been so large and so diverse across so many lines of our business.

Our second area of focus is government sales. Although our government new business wins have picked up over the last two quarters we have decided to consolidate certain lines of business and will be implementing a much more focused structure marketing approach. These restructuring activities will eliminate redundant position and will result in approximately $2 million of severance during the second quarter. But the end result of this is that we will be better positioned to take advantage of new opportunities with more focused resources, and, of course, a lower cost structure.

Our third area of focus will be to continue our global expansion. As most of you know, ACS has a terrific global production platform. Based upon market demand we must continue growing our capabilities abroad. We are currently looking to expand our locations in India, China, and Fiji. Longer term, we are also evaluating new parts of the world, such as the Philippines and Eastern Europe. Specific service lines that we are looking to expand include human resources, customer care, finance and accounting, and applications outsourcing, all areas where our clients and prospects are showing significant interest. Our current business model of work flow technology, incentive based compensation, and a global workforce is working very well. That’s our competitive advantage, and we need to expand it aggressively.

Our last area of focus in Q2 will be a new bank credit facility. We have received recently sufficient commitments to put in place a 5-year $1.5 billion revolving credit agreement. The terms are terrific, as Warren will show you later, and we believe that this new $1.5 billion facility will give us appropriate capital to take advantage of attractive opportunities over the foreseeable future. Closing should occur within two weeks and we are very appreciative of the support so many banks have shown ACS.

In summary, the first quarter was a solid quarter. First quarter earnings per share was at the high end of our estimate, margins expanded, and cash flow was a record for the first quarter. New business was a little light but we are set up to have a strong second quarter that will propel solid top-line growth in the second half of the year. Now let me turn it over to Mark King, who will discuss our segment performance in more detail.

Mark King - Affiliated Computer Services Inc. — President, COO

      All right. Thanks, Jeff. Let me first give you a quick snapshot of our revenue components.

Turning to slide number nine, the first quarter revenue split between the government and commercial segments was 53% and 47%, respectively. On a service line basis, our split of the 75% BPO, and 25% ITO services. These floats are consistent with what we have seen over the last couple of quarters, with commercial gaining slight ground due to it’s faster organic growth.

Turn to slide 10 and we will review our commercial segment performance for the first quarter. Our commercial segment continued to grow at a very rapid rate. Total revenue growth was 48%, and benefited from strong internal growth and the acquisition activity we’ve had over the last year, such as the Lockheed Martin acquisition, as well as E-Travel Experts, TMI, and most recently, BlueStar Solutions. We’ve also experienced very strong internal growth in the commercial segment. In fact, internal revenue growth was a phenomenal 22%, consistent with the June quarter.

Our commercial segment’s internal revenue growth did benefit from the Gateway contract this quarter, just as it did in the June quarter. During the quarter, we had approximately $19 million of revenue from Gateway, versus no revenue in the prior-year quarter. Commercial internal growth benefited by about 5 percentage points this quarter, due to the Gateway relationship. The Gateway transition is virtually complete, so the top and bottom line contribution of Gateway will be minimal in the December quarter.

You might recall that last quarter, we indicated that we had another IT client generating about $40 million in annual revenue that was also going away due to the client’s acquisition. This client, Roadway Express, was acquired by Yellow Freight. As a result of this transaction, the client decided to go to its new partner’s internal platform, and consequently let its contract expire at its normal termination which was July 1. We have a very high client retention rate and when we lose a client it is usually just like the situation we have with Roadway, where our client has been acquired. In some situations though, we have clients that are very acquisitive. In those cases, we typically have upside to our existing relationships. Regardless, there is always a risk when one of our clients is involved in a merger transaction. The loss of Gateway and Roadway Express will obviously dampen our commercial internal revenue growth over the next couple of quarters. Regardless, we continue to expect the commercial internal growth will be in the mid-teens for fiscal year 2005.

Finally, commercial operating margins were very solid at 15.3% during the first quarter. I’ll discuss our operating margin trends for both segments in just a minute.

If you turn to slide 11, we will discuss the government results for the first quarter of fiscal 2005. Total revenue growth for the quarter

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Final Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

was 6%, after adjusting for the fiscal year 2004 divestiture. Internal growth for the first quarter was 4%.

This lower internal revenue growth is caused by tough year-over-year comparisons related to Georgia development work and HIPAA remediation work, both occurring in fiscal 2004. We also had weak fiscal 2004 bookings in this segment. However, because of easier comparisons due to the upcoming anniversary of this nonrecurring work from the prior year, and the impact of signed and awarded new business during the first four months of fiscal 2005, we would expect the government internal revenue growth to accelerate in the second half of the year.

Finally, first quarter margins in the government segment remain very strong, at almost 17%.

Slide 12 summarizes our quarterly operating margins for the last 5 quarters. Looking at commercial first, you can see the margins have dropped slightly from about 16% in the prior-year quarter, to about 15.3% this quarter. This drop is a due primarily to the acceleration in our internal growth, which increased from 13% a year ago, to 22% this quarter. As we have said in the past, as internal growth accelerates, margins are almost always adversely affected by pursuit costs, startup costs, and lower margins from new revenues before they ramp to an anticipated steady state.

Our commercial operating margins in the fourth quarter of fiscal 2004 were unusually low due to higher incentive compensation costs at year-end. Now, looking at our government segment, you see the margins have increased significantly since the prior-year quarter, due to an improved business mix resulting from the divestiture of the Federal business, which had margins in the 7% range. In fact, due to the timing of the Federal divestiture in the second quarter of fiscal 2004, the first two quarters are really not comparative. Sequential government margins decreased slightly from the fourth quarter to a more normal level, due to timing of nonrecurring work in the fiscal year 2004 fourth quarter. Government segment operating margins in that quarter were abnormally high.

Turn now to slide number 13. Let me take just a few minutes to discuss our internal growth. In fiscal year 2005, we will be dealing with several challenges that are impacting our overall internal growth. We talked about all of these items on prior earnings calls, but we want to summarize the impact of these items on revenue growth. First, and as we have discussed in the past, during fiscal 2004 there was some fairly significant nonrecurring projects that have now been completed. Of course, these projects included the completion of our Georgia Medicaid development work, and it’s ramped down to steady state operations, as well as HIPAA remediation in our state healthcare business that was performed to help our clients comply with these new regulations.

Second, and again as we discussed previously, our commercial group will be adversely impacted by the loss of two clients resulting from acquisitions, and a subsequent change in direction by their new management team. As a result, internal growth will be lower in the first versus the second half. Let me now take a minute to present two slides that demonstrate the impact of these items on internal growth.

First go to slide number 14. Revenues from a couple of nonrecurring items contributed about $102 million to fiscal 2004. You can see this in the third column from the right. Of course, you can see that the vast majority of this contribution occurred in the first three quarters, and by the fourth quarter, the impact was negligible. As it relates to the clients that were acquired, and went in a different direction, you can also see that for the next several quarters, those comparisons will be more difficult. In fact, in the aggregate, these two issues account for about $187 million, or about 5% of our base revenues.

Overall, these grow-over items will peak in the second quarter and then will subside over the next few quarters. You can also see that we have provided the quarterly revenue for all of fiscal 2004, so you can back out revenue from divested operations.

To further illustrate this point, please turn to slide number 15. You can see that In the second quarter, the impact of those items will be about 600 basis points of internal growth. Because of these challenges and the fact Gateway revenue will be going away, internal growth will decline to mid-single digits in the upcoming quarter, before rebounding in the third quarter.

Now let me take a minute to discuss our new business pipeline on slide 16. As we have discussed, our pipeline remains very robust and is still in excess of $1.2 billion in opportunities expected to be awarded over the next six months. Of course, this excludes those opportunities that are in excess of $100 million in annual revenue, consistent with our conservative methodology of defining our pipeline. Adding those larger opportunities creates a much larger pipeline. Our pipeline is particularly strong in IT outsourcing, which has increased significantly over the prior-year quarter. We tend to focus on middle market opportunities, but there are actually some larger IT deals where we believe we are very competitive and offer very good returns. As you might expect, human resource outsourcing deals continue to be very robust. Of course, we are not going to win 100% of those opportunities, but we have our eye on several deals in that space. As we have said, our HR business has grown very fast and we want to be diligent on how much new business we sign so that we ensure our clients are pleased with their experience.

State healthcare is also very active right now. In addition to the Medicaid deals that we are currently working on, we’re seeing some really nice opportunities in the pharmacy benefit management market, which we believe is probably a direct result of the Heritage acquisition Jeff spoke about earlier.

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Final Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

In fact, I can’t remember a time of more activity in a particular market. This is quite remarkable given the high growth rates this sub-line of business has exhibited over the last several years. From a government welfare eligibility perspective, we have been active in the Texas pursuit. The response to the State’s RFP was delivered September 30, so we anticipate that a decision will occur sometime this quarter. The State has requested vendors to deliver on a May 1st, 2005 implementation date. Florida is somewhat lagging Texas, and we expect that a RFP will be issued during the March, 2005 quarter.

Overall we feel very good about our pipeline and our prospects for winning our fair share. We started fiscal 2005 on a high note, and we look forward to the balance of the year. I’ll now turn it over to Warren Edwards, who will discuss our first quarter financial results in more detail.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

Thank you, Mark.

Please turn to slide 17. Revenue for the quarter was approximately $1.05 billion, growth of 22% compared to the prior quarter, excluding divested revenue. Again, our internal revenue growth for the quarter was 11%. Operating margins were a record at 14.8% for the quarter, compared to the reported 13.9% in the prior year, with the increase primarily due to the divestiture of our lower margin Federal business. Diluted EPS of 72 cents was a penny better than the analysts’ estimate, and grew 16% on reported basis, or 20% after excluding the two cent benefit associated with the discontinuance of depreciation and amortization on assets held related to our Federal divestiture in the prior quarter. I would point out the Gateway transition was a little favorable to our expectations and resulted in the penny upside we saw on the EPS line.

On slide 18, we have recapped the prior-year quarterly reported diluted earnings per share and related nonrecurring items that occurred during those quarters for informational purposes. You can see that there were no substantive unusual items this quarter.

On slide 19, I reflected the condensed balance sheet. Current assets were basically unchanged. I would point out unbilled accounts receivable only increased about 1%, to $220 million, and this was due primarily to our new, North Carolina Medicaid contract, where we are building a new Medicaid system. Property, equipment and software increased due to net additions of approximately 62 million, and acquired balances of approximately 14 million related to the new acquisitions. Of course, these increases were partially offset by depreciation and amortization.

Other intangible assets increased due to the cash addition of approximately 9 million, acquisition related activity of 14 million, partially offset by amortization. Finally goodwill increased due to the acquisitions we mentioned earlier.

From a liability perspective, accrued compensation is down largely due to the fiscal year ‘04 incentive compensation payments. In the aggregate, other accrued liabilities are down due to payments this quarter related to the stock option settlement, and the Georgia Medicare settlement, both of which were 10 million, or 20 million in the aggregate. This reduction offset opening balances related to the acquisitions completed this quarter of approximately $12 million.

Let’s look at cash flow on slide 20. Despite the fact our first quarter is historically our lowest quarter due to the timing of annual incentive compensation payments, our cash flow performance this quarter superb. Operating cash flow was $119 million, or 11.4% of revenue, compared to $59, or 5.7% of revenues in the prior-year quarter. CapEx in addition to intangibles were $71 million during the quarter. Free cash flow was $48 million or 4.6% of revenue, compared to 9 million in the first quarter of the the prior year. These results obviously include normal operating items such as fiscal year 2004 annual incentive payments of $40 million. In addition, we collected about 25 million related to Georgia past due invoices during the quarter. However, this was partially offset by the 10 million Georgia settlement payment that we’ve discussed previously. From a nonoperational perspective, we did pay $10 million to settle the stock option litigation related to ACS’ formation over 16 years ago.

You can see our first quarter cash flow performance is significantly higher when compared to the prior-year quarter. As you might expect, we were very pleased with our cash flow performance this quarter. Just to remind everyone, our operating cash flow target is 13 to 14% of revenue and our annual free cash flow target is 7 to 8% of annual revenue. Based on our strong first quarter results, we believe we are well on our way to achieving these targets for fiscal year 2005.

Because we took a breather from our share repurchase activity, and fronted the acquisitions of BlueStar and Heritage Information Systems from cash on hand and debt, our capitalization ratio remains near historical lows at about 12% and is down from about 17% one year ago. Of course, we currently have about 500 million remaining under our two share repuchase authorizations that totaled 1.25 billion. Day sales outstanding was 74 days for the quarter, better by two days when compared to the prior year quarter. I continue to believe that we can improve on that number as the year progresses.

One final point I did not list here, but as most of you should be aware, Standard and Poor’s upgraded our rating to BBB+ on September 28. We are very pleased with this recent event, and of course, we will continue to assess future opportunities with a view on how such opportunities might impact our investment grade rating.

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Final Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

Before I wrap up with guidance, let me tell you what we’re doing with our existing credit facility on slide 21. Two months ago we started the process to renew and expand the facility. The new facility will be 1.5 billion with a five-year term will have a $300 million accordion as well as multi-currency capability. I would also point out that the pricing on the new facility is lower than our current credit facility. While the new facility is not yet signed and is subject to customary material adverse change provisions, we do have commitment from our lenders well in excess of 1.5 billion. We look to finalize the new deal the next couple of weeks, and obviously this is a significant increase over our current availability and will give us tremendous flexibility going forward. This explanation should not necessarily indicate that we are on the cusp of some large event, but rather we are trying to anticipate our future needs.

Now, turn to slide 22 and let me wrap up by providing you with guidance for the second quarter, which we are introducing for the first time. Second quarter revenue is estimated to range between 1.03 billion to 1.05 billion because of the grow over issues Mark illustrated in his comments, we would expect internal revenue growth to be a challenge one more quarter before accelerating to more normal levels in the second half of the of the fiscal year. Second quarter diluted EPS is expected to range from 72 to 74 cents. Fiscal year 2005 revenue is still expected to range between 4.475 billion to 4.575 billion, representing total growth of 16 to 19%. With our first quarter hitting the top end of the range, and the current quarter acquisitions offset by state and local severance in the second quarter, fiscal year 2005 diluted EPS is being increased by two cents on the bottom end of the range and one penny on the top end for a new range, for a new range of $3.10 to $3.17. So that everyone can adjust their models, our outstanding shares at September 30th were approximately 129 million to which you need to add 3 to 3.5 million shares for the dilution of stock. This guidance assumes no new acquisitions or share repurchases.

All in all, this quarter’s results were very solid. EPS was at the high end of the range, our bookings are gaining momentum, that will propel reacceleration of internal revenue growth in the second half of the fiscal year, and our operating margins have expanded during the first quarter, and of course, we had a very strong quarter of cash flow. That’s all of our prepared comments. We will now open it up for questions and answers.

QUESTION AND ANSWER

Operator

     Thank you. At this time we are ready to begin the formal question and answer session. [OPERATOR INSTRUCTIONS] Our first question comes from Dris Upitis. You may ask your question.

Dris Upitis - Credit Suisse First Boston — Analyst

     Just a follow-up, Warren, on some of the comments, and Mark also, on the nonrecurring revenues. Can you just give us a sense for how much of your current revenues this year might be from those types of sources and also what you typically see from attrition due to acquisitions and things like that.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

Again, as you look at our SEC filings you’d find that typically about 10% of our revenues each year are from nonrecurring sources. I think that that’s a pretty good target for this fiscal year as well. As it relates to clients you lose from time to time due to acquisitions, I really don’t have a read on that. I think we’re in pretty good shape overall. You typically will have one a year or so, but I don’t see anything of substance in the near term regarding that.

Jeff Rich - Affiliated Computer Services Inc. — CEO

You’ll typically lose one client a year due to acquisition. We are just losing two fairly sizable ones at virtually the same time. With respect to nonrecurring revenue, the range is from a low of 8% of our revenue to a high of 12% of revenue which it was last year. So we don’t expect last year’s level to recur and that’s primarily due to the HIPAA trend.

Dris Upitis - Credit Suisse First Boston — Analyst

     Okay. And then on the Gateway you mention 19 million of revenues from there. Can you just give us the EBIT associated with that in the quarter.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

We are not going to get into specific profitability on clients. Suffice to say that it was anticipated in our earnings guidance and we got a little bit better than that so that’s what gave us the upside on the earnings line. But all of its going away this quarter, so, that

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Final Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

creates a little bit of a grow over for next quarter, but we feel very comfortable about the guidance for the next quarter.

Dris Upitis - Credit Suisse First Boston — Analyst

     Last question, can you give us a sense of how accretive the BlueStar and Heritage acquisitions will ultimately be.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     We’re talking about $70 million of annual revenues and they had normal operating margin characteristics, when you back out interest expense and amortization of costs, these things are not all that accretive in the first year.

Dris Upitis - Credit Suisse First Boston — Analyst

     Okay. Thanks.

Jim Kissane - Bear Stearns — Analyst

     Hello. Just a question on the contract slippage, was this one or two large contracts or was it a bunch of small contracts that slipped? What is your sense on the sales cycles? Are you seeing the sales cycles extend?

Jeff Rich - Affiliated Computer Services Inc., CEO

     That’s a good question, Jim. It was a couple of contracts that slipped, you can call it two or three or depending upon how big a quarter we wanted to have. I think it was — what I am hearing from all the outsources that reported so far, it was kind of a lackluster quarter for new business. In fact I was talking to a CEO the other day, and he said, “Man, we saw a lot of delays in Q1.” We did too. I think that is perhaps due to seasonality. Because you have two summer months in the quarter. You start out in the beginning of July and see a big pipeline, you think this stuff should close in 90 days and then not a lot happens in July and August. Then you try to jam everything in September. It doesn’t all happen. Ironically last year we had about the same size business with the Federal business in the mix. We signed about the same amount of new business. So what’s different this year is the volume of deals that are already awarded that we have either signed, or working on signing is way above last year’s pace. We feel comfortable in what we’re going to do in Q2, and I think it’s just a timing issue and probably more due to seasonal factors than anything else.

Jim Kissane - Bear Stearns — Analyst

     You said the pipeline is skewed toward HR BPO and maybe some large IT outsourcing contracts. I know there is a lot of concern about the margins in that type of business. Can you give us a little comfort that —

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     I think Mark said that the pipeline was about 70% BPO and 30% IT, so that’s fairly normal. Our business mix today is 75% BPO, 25% IT. So IT signings were a little light, in fact one of the IT deals slipped from Q1, so we don’t view it as an abnormal pipeline. We find the IT market to be actually pretty good right now. We figured out how to integrate some offshore solutions into our IT infrastructure bid, using our India operation and our Ireland operations, and it is actually working very well.

Mark King - Affiliated Computer Services Inc. — President, COO

     Jim, this is Mark. As we’ve talked about before, in terms of the concerns that some people have relating to margins and capital intensity on IT deals, we are not really seeing any difference over the last couple of years, either in terms of margins or capital intensity. I think you really have to differentiate on the IT deals between what are mainframe type deals, what are desktop deals, applications, outsourcing deals . The IRR on our IT deals are still very good. I think anybody that saw them would be very pleased.

Operator

     Our next question comes from Adam Frisch from UBS, you may ask your question.

Adam Frisch - UBS — Analyst

     Can you provide some color around the sequential decline in revenues for next quarter? You had new contracts and acquisitions so that implies if revenues were down, am I interpreting that right, that maybe you had a contract end or roll off. I just wanted to see what is going on there.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     Adam, this is Warren. Gateway is obviously the biggest piece, $19 million is going away to zero. That’s obviously the big hitter there and so if you just take this quarter’s and back that out, you are starting 1.25 billion or thereabouts, so you’re going to have a little bit of ramp and everything else. Obviously that’s what’s driving it.

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ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

Adam Frisch - UBS — Analyst

     Shouldn’t the new contracts and acquisitions you’ve made compensate for that in addition to providing growth.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     Heritage is in there for a full quarter. I think you have one extra month on BlueStar. Again, relatively small acquisitions. You are going to have some ramp on these new contracts, some of this stuff was signed fairly late in the quarter as well. You have a little bit of delayed ramp there. No, I think it really syncs up from a sequential basis.

Adam Frisch - UBS — Analyst

     What were the commercial margins excluding the Gateway contract?

Adam Frisch - UBS — Analyst

On the transcript last quarter you said it contributed 8 million in revenues and contributed about 3 million in pretax, so you gave it last quarter.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     I think the incremental benefit that we got the last quarter was about a penny, which is approximately $2 million of pretax profit of incremental better and above what we thought. That obviously is 10 basis points on overall operating margin basis.

Adam Frisch - UBS — Analyst

     Okay. Last call you said state and local margins should expand because of slower growth but then you also said on a previous call the eligibility proceeds could be lower margin also, how could we reconcile those two points?

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     I guess as it relates to the margins, you have accelerated growth that tends to have a positive impact. You don’t have the pursuit costs and you don’t have the start up costs and everything else. When you are talking about large eligibility transactions, there is a lot of startup costs in those deals that we’re anticipating and depending on when those come to fruition and whether or not we win our fair share of those deals, that will obviously impact margins. But there is nothing going on in the pricing environment if that’s what you are asking on the state and local side.

Adam Frisch - UBS — Analyst

     Last question. September cash flows, did they include 30 million in back payments from Georgia?

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     What I said on the call was the back payments were 25 million offset, by 10 million of settlement so the net benefit was about 15 million. Of course, that hurt us last quarter in the fiscal year ‘04 fourth quarter.

Operator

     Next question comes from Mr. David Togut from Morgan Stanley. You may ask your question.

David Togut - Morgan Stanley — Analyst

     Thank you. Can you comment on the size of the RFP for Texas welfare eligibility and whether you expect that to be awarded to one or multiple vendors.

Jeff Rich - Affiliated Computer Services Inc. — CEO

     We don’t comment on specific size because other competitors might think it’s a little bit different size. We don’t want to give anything away. It is very big. Excess of $100 million. The total size of the deal is actually well in excess of that. We have teaming partners. And its still undetermined whether there will be multiple award winners or a single award winner. It may be a single award winner. We hope that’s the case.

David Togut - Morgan Stanley — Analyst

      Who else is competing for the business?

Jeff Rich - Affiliated Computer Services Inc. — CEO

     I think there are a couple of teams. I think Bearing Point and Accenture have a team.

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ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

David Togut - Morgan Stanley — Analyst

     Okay. Just finally, Jeff, can comment on what you are seeing for some of the offshore vendors BPO capabilities . Are you seeing any increases there?

Jeff Rich - Affiliated Computer Services Inc. — CEO

     I’m not seeing any increase but we’re real paranoid about it. It is something we have to watch very carefully and it is one of the reasons we have to aggressively pursue an off shore expansion strategy as it relates to the commercial business. We are going to have a cost structure that’s just as low as the offshore vendors in the long term.

Operator

     Thank you our next question comes from Moshi Katri from SG Cohen. You may ask your question.

Moshe Katri - SG Cohen — Analyst

     Thanks. In the context of talking about the bookings of the quarter it seems like you more than made up for these delays by signing 120 million in the first 20 days of the quarter. Any guidance for booking levels for December, that’s number one, and then pipeline and bookings and in light of TPI’s comments last week it would be helpful if we get color or the variety of the third party advisory firms you deal with TPI and how often the clients are using third party advisory firms. The final question is what is a driving the uptick in your EPS guidance in FY05? Does it reflect margin improvements or benefits of the share repurchase program?

Jeff Rich - Affiliated Computer Services Inc. — CEO

     Let me take a crack at the first two, and then I’ll let Warren answer the last one. I think in terms of the bookings we are not going to give a number for bookings for the second quarter. What we did say was by the end of the second quarter we think we are going to be back on track on a year-to-date basis. You can kind of do the math. We think it is going to be a very solid quarter in the second quarter. In terms of consultants it’s safe to say it goes all over the board depending on which segment you are talking about. In the government segment there are very few consultants that are used like the TPI’s. It is almost nonexistent. In the IT world, it is mainly consultants. That was obviously TPI’s sweet spot that they have with the 800 pound gorilla. In the BPO world it is much more varied on half of the deals you have consultants on the other half you are still just fighting against the in house solution. And of the half that have consultants it really does vary on if it is TPI or Everest or Gartner or Equaterra. Equaterra is very strong in the HR arena right now and getting a big foot hold in F&A And so it really does vary. I think TPI dominates the IT. As you are looking towards the overall market trends of IT and BPO you have to look at multiple consultants out there to get a good picture of what is happening.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     I will take a crack at your last question. We do expect margins to get better. If you look at our overall guidance for the year there is probably a 30 to 40 basis point swing between the high and low end of the revenue guidance we gave on operating margins. It is also important to point out that the first half of this year from an earnings per share perspective I think represents about 46% of the midpoint of the full year. That’s exactly what it was last year as well. The other thing I would point out is that it also syncs up directly with our revenue splits between the first half and second half. A lot of it has to do with the timing of revenue. It also has to do with last year, was a tremendous year in terms of the ramping of business and those things are starting to mature now which will benefit margins.

Cindy Shaw - Schwab Soundview — Analyst

     A couple of questions on the government sector particularly if we are looking for bookings to take off in the coming quarters. First, a lot of chatter about politics and how it might be impacting deal signings. If you could comment on what you have been seeing and what you anticipate. Also I have picked up from some sources that states seem to be getting more receptive to sending work offshore, and if you are seeing that and think that will come to anything. A final question on the government sector, I know you recently started some of your incentive pay practices into that sector if you could give us an update on that.

Jeff Rich - Affiliated Computer Services Inc. — CEO

     Sure, Cindy. Politics has a lot of interesting chatter, but we do business in the government sector no matter what party is in power. We don’t really care. I think that, the democrats have taken a position that’s fairly anti-outsourcing or anti-offshoring. That could impact it. We don’t see the states increasing receptivity to off-shoring in the short term, certainly during this political season. I think in the long term they definitely will for the same reason they are all driving Lexuses and Hondas today. They will be using IT services from around the globe when they can get it in the most cost effective manner in the long term. We have actually implemented our incentive base work flow compensation system in some of our BPO operations in governments with great success. As you know that’s one of our competitive advantages in BPO it drives a significant level of cost savings and our clients love it.. And our people do too because we can generally do more with a workforce that’s much more productive but the people doing the work will make a lot more money.

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Final Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

Cindy Shaw - Schwab Soundview — Analyst

     A question on the state reaction, Governor Schwartznager recently signed some off- shore related bills. Any reaction to that?

Jeff Rich - Affiliated Computer Services Inc. — CEO

     No, he’s a great governor.

Operator

     Our next question comes from Bryan Keane from Prudential Securities. You may ask your question.

Bryan Keane - Prudential Securities — Analyst

     Good afternoon. The government business had a bit of a pickup in bookings, 67 million in the quarter you’ve already signed 59 million. Most of those deals are public. Could you give us some of the bigger size ones that you signed in the quarter and that are already signed in the second quarter.

Jeff Rich - Affiliated Computer Services Inc. — CEO

     Second quarter figures we gave you were actually awarded, signed and awarded. We didn’t distinguish. The bigger deals we signed we did work on with Texas Medicaid client, new deal with CMS, new deal with Maryland Center for Mental Health. With Heritage, we’ve signed two new states to their service offerings. We’ve renewed our PBM contract in two other states. We’ve added that additional service offering. We’ve been doing good things. In terms of the pipeline, as Mark said, there is a lot of activity in the state healthcare arena. Both on the benefit management side as well as the fiscal agent side. And we also are expecting a decent quarter and if the stars line up right on the eligibility situations, it could be very large, but we are not counting on that.

Bryan Keane - Prudential Securities — Analyst

     Okay. I didn’t realize there was a difference on awarded versus signed. How much of that second quarter is actually signed?

Jeff Rich - Affiliated Computer Services Inc. — CEO

     I couldn’t tell you that right now because there people out in the field signing it. When it is awarded, we have been selected as the winner, there is no other competition, we are in detailed contract negotiations exclusively.

Operator

     Thank you. Our next question comes from Mr. Lou Miscioscia from Lehman Brothers. You may ask your question.

Lou Miscioscia - Lehman Brothers — Analyst

     When you look at the revenue guidance for the next quarter and then the revenue guidance for the rest of the year, do you expect a step function or a more linear from December through the June quarter.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     Again, when you look at the first half of this year versus our guidance, it’s about 46% or so versus the mid point so as you have the bookings from this quarter ramp and what we expect to be a very nice quarter in Q2, that’s what’s going to drive that up into the third and fourth quarter.

Lou Miscioscia - Lehman Brothers — Analyst

     It sounds like you are looking for more of a linear ramp and not a step into the March quarter?

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     It’s probably not a huge step.

Lou Miscioscia - Lehman Brothers — Analyst

     Great. Just a follow-up, government business has slowed you said it is going to pick up. Any underlying drivers you can share with us to get more confidence on that.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     As Mark said a lot of it has to do with the really difficult comparisons we have to the nonrecurring items in the prior year. Those things really start to subside after the second quarter so you have that as a, you know, easier comparison and you have the pick up in the bookings we’ve had in the fourth quarter of last year, the first quarter of this year and what we’ve already done this quarter.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     This is on slide 14. You can see an example of the second quarter of the prior physical year. There was $40 million of revenue with the HIPAA projects and Georgia development work. That 40

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Final Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

million is going to 22 million the third quarter of last year and then to four. If there was no new business signed at all, just simply the anniversary of that would cause an increase.

Jeff Rich - Affiliated Computer Services Inc. — CEO

     Let me before everyone gets carried away with the pick up in the government business, let’s be clear. Internal growth in the government segment was 4% in Q1. It is going to go lower in Q2. When it is going to rebound is Q3 and Q4.

Operator

     Our next question comes from Mr. George Price from Legg Mason, you may ask your question.

George Price - Legg Mason — Analyst

     Thanks very much. Couple of questions. One, on the commercial delays, why are clients delaying the awards, you know, are there any macro issues or trends going on?

Jeff Rich - Affiliated Computer Services Inc. — CEO

     No, its not a delay in the awards it is when we thought they would be ready to close and they just weren’t. It took longer for the clients to make decisions, some cases it took more time in due diligence between the vendors to get the proposals together, there is zillion reasons as to why each individual situation delayed. Perhaps a lot of it is due to the summer phenomenon you have, you have July and August of two of your months in a three month quarter and you know in this business there is not a lot that happens in the month of August. I think that’s consistent with a lot of industries.

Mark King - Affiliated Computer Services Inc. — President, COO

     And , to give you a little bit more color. When you look at $125 million of awards we received, we have so far, in October, about half of those awards had actually been awarded to us in the first quarter. And so there weren’t necessarily any big ones there but, you know, our sweet spot has always been in the $5 to $10 million range so you have several of those moving to the right.

George Price - Legg Mason — Analyst

     Okay. Any thoughts — one of the other topics of discussion around the market — some of the consultants and in industries this whole focus on transformational BPO and the perception out there that that up front process capability isn’t a strong suit for you guys but that’s the way the market is going. How do you respond to that, I guess, directly and is there anything competitively either through M&A or otherwise that you think you need to do to, you know, move toward that trend?

Jeff Rich - Affiliated Computer Services Inc. — CEO

     We definitely do not. This is a conversation we have been having for two to three years on this call. There is a market niche out there for transformational situations where the answer to the world problems is a new ERP solution. There is a market out there for the evolutionary situations where the ACS type of solution is the answer. We’re out there in the market as the anti-consultant. We relish that role. We love that role. We do real work as opposed to teaching our clients how to do things better on a chalk board. We’ve been real successful with our approach. Until we are no longer successful we don’t see any reason to change it.

George Price - Legg Mason — Analyst

     Okay. Can you maybe give us an update— you mentioned on the last call commercial pipeline including 12 deals under 200 million annually, I think that was just HR BPO. How has that changed at all?

Mark King - Affiliated Computer Services Inc. — President, COO

     It is actually about the same. Some of those have been slow but there’s a very good pipeline. Its still over $200 million of annual revenue.

Operator

     Our next question comes from Laura Lederman from William Blair. You may ask your question.

Laura Lederman - William Blair — Analyst

     Thank you. Can you talk a little bit about competition and how it has changed in BPO and IT outsourcing, and who you are are seeing more of and less of. What about other players who you are seeing the most. Also can you address pricing real quickly in different types of contracts and who is being more aggressive in pricing or is pricing fairly stable in terms of the types of contracts you’re bidding for. Thank you.

Jeff Rich - Affiliated Computer Services Inc. — CEO

     First of all, there’s plenty of competition in our markets. We see — depends on the service offering you are talking about, whether you are talking about commercial and government. Across the board we’ll see Accenture in some markets, IBM in some markets, HP in

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Final Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

some markets. We’ll see Hewitt in the HR market and some other small players in the F&A business on occasion. We’ll see an occasional Wipro in an IT deal once in a while. So there is lots of competition in our market. Pricing is always aggressive. It always has been. You have to be real sharp on your cost, real sharp on your quality. I don’t feel any unusual pricing pressure. There was for a little while last year. I don’t see them as being as aggressive anymore. By the way, that’s typically the case, when anyone new comes into the market pricing gets very aggressive and you usually what you have to do is stand back and let them have it and then they’ll get more rational. So I don’t feel any difference in pricing trend. There is a lot of competition and it’s the number one risk we have to deal with.

Operator

     Next question Mr. David Grossman from Thomas Weisel Partners. You may ask your question.

David Grossman - Thomas Weisel Partners — Analyst

     Thank you. Warren or Mark I think you talked about the impact on the margins from Gateway. With that going away should we expect sequential decline in commercial margins in the December quarter, and then secondly, you guys obviously have very good revenue visibility, aside from the timing and magnitude of bookings, are there any other metrics we should think about as impacting margins as we go through the balance of the fiscal year?

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     No, again David, if you do the back of the envelope math on earnings and the revenue that we’ve given for the next quarter I think you’ll see that actually we’re expect margins to go up a little bit. There are a lot of factors that go into margins as we’ve discussed, relative growth rates, pursuit costs, how big the pipeline is, all those things. As I look out to the balance of this year, I think that the range of margins that we could anticipate is probably between 30 and 40 bps from kind of a mid 14% range to a 15% range, so that I think is a pretty good target for us. We are focused on margins. I think we are benefiting from some of these contracts maturing we had last year. No, I think if you look at the guidance that’s what would play out.

Operator

     Last question comes from Mr. Greg Gould from Goldman Sachs.

Greg Gould - Goldman Sachs — Analyst

     Wow I just made it under the wire here. I wanted to understand for the fiscal 2005 revenue guidance you didn’t change it but the revenue guidance for the second quarter was weaker and bookings for the first quarter were weaker so are you assuming there’s a big pick up in the second half in terms of bookings.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     We never gave guidance for the second quarter. I think people trying to come up with something on a back of the envelope. If you look at this year compared to last year, 46% in the first half versus 54 in the second half, obviously we had a little bit lighter core this quarter. Frankly the ramp of that first quarter’s booking is a little bit quicker than historically we’ve seen. But it also came a little bit later in the quarter. You have to factor all those things in. You look at what we’ve already done, the ramp of the prior bookings and how they are anticipated to ramp. If you go back and look at the fourth quarter it was a fairly long ramp of bookings. You will start seeing the benefit of that probably in the third and fourth quarter. It is really just the timing as it always is on the ramp side. We are expecting another good quarter of good bookings. as Mark said, and we think we are going to get caught up on this and we’ll go from there.

Greg Gould - Goldman Sachs — Analyst

     On the operating margin can you give us some sense of where you think it would end up for commercial versus state and local for the full year?

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

I’d be looking into a crystal ball at this point. I don’t think our margins are going to move around a whole lot from where they are right now, but we’ll just see.

Warren Edwards - Affiliated Computer Services Inc. — CFO, EVP

     Thank you for joining us. Obviously we’ll be around for questions after the call. Thanks.

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Final Transcript

ACS — Q1 2005 Affiliated Computer Services Earnings Conference Call

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